UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KIMBER RESOURCES INC.

(Exact name of Registrant as specified in its charter)

Province of British Columbia, Canada	1400	Not Applicable

(State or other jurisdiction of incorporation)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

215 -  800 West Pender Street,

Vancouver, BC, V6C 2V6

Telephone: (604) 669-2251

  (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

1015 15th Street, NW

Suite 1000

Washington, D.C. 20005

(Address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

Copies to:

Michael L. Weiner

Holland & Hart LLP

8390 East Crescent Pkwy

Suite 400

Greenwood Village, CO 80111

Telephone: (303) 290-1638
Facsimile: (303) 672-6511

 Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

(cover continued on the following page)

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  [ ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  [ ]

CALCULATION OF REGISTRATION FEES

		Proposed	Proposed
	Amount	Maximum	Maximum		Amount of
Title of Each Class of	to be	Offering Price Per	Aggregate		Registration
Securities to be Registered	Registered(1)	Share(2)	Offering Price		Fee

Common Shares, no par value			US$	20,000,000	US$	786.00

(1)

Such indeterminate number or amount of Registrant’s common shares (“Common Shares”) as may, from time to time, be issued at indeterminate prices, in U.S. dollars or the equivalent thereof denominated in Canadian currency. In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement exceed US$20,000,000.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Kimber may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 4, 2008

PROSPECTUS

KIMBER RESOURCES INC.

Through this prospectus, Kimber may periodically offer its Common Shares.

The prices of the Common Shares that Kimber will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Kimber’s common stock is currently listed on the American Stock Exchange (“AMEX”) under the symbol “KBX” and the Toronto Stock Exchange (“TSX”) under the symbol “KBR.”  Kimber’s aggregate market value of its Common Shares as of May 30, 2008 is $95 million.  Kimber has not offered and sold any of its securities pursuant to a registration statement on Form F-3 during the last twelve months.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 4, 2008

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Kimber has not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Kimber is offering securities and soliciting offers to buy securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus is accurate only as of the date of the documents containing the information.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of Kimber’s operations or its performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although Kimber believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond Kimber’s control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Kimber undertakes no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which Kimber refers you in this prospectus, to reflect any change in Kimber’s expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Kimber filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process, relating to the Common Shares described in this prospectus. Under this shelf process, Kimber may sell the securities described in this prospectus in one or more offerings up to a total offering amount of US$20,000,000.

This prospectus provides you with a general description of the Common Shares Kimber may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding Kimber and the offered common shares, please refer to the registration statement of which this prospectus forms a part.

Each time Kimber sells common shares, Kimber will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, the term(s) “Kimber,” “Company,” “we,” “us” and “our” refer to Kimber Resources Inc. and its subsidiaries.

Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to Canadian dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with the Canadian generally accepted accounting principles.  All references to “US$” and “US dollars” in this prospectus are to United States of America dollars.

References to the “Monterde Property” or the “Property” herein are to the “Property” as described in Kimber’s Annual Report on Form 20-F.  Similarly, references to the “Setago Property” and the “Pericones Property” herein are to the “Setago Property” and the “Pericones Property” in Kimber’s Annual Report on Form 20-F.

ABOUT KIMBER

Kimber is a British Columbia, Canada junior resource company engaged in the acquisition, exploration and possible future development of mineral resource properties.  Where management determines that it is in Kimber’s best interest, joint venture partners may be sought to further explore and/or develop certain properties.  Kimber is in the process of exploring its mineral properties located in Mexico and has yet to determine whether any of these properties contain ore reserves that are economically recoverable.  Refer to “ABOUT THIS PROSPECTUS” above for reference to a description of each of these mineral properties.

All of the properties in which Kimber currently holds interests are without a known body of commercial ore.  Kimber is an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of its mineral properties. Further exploration is required before a final evaluation as to the economic and legal feasibility can be determined.

As of March 31, 2008, Kimber had incurred $34,673,272 in the acquisition and exploration of the Monterde Property, of which Atna Resources Ltd. funded $444,628.  Kimber has carried out a program of reverse circulation drilling, diamond core drilling, trenching and sampling on the Monterde Property.  In addition, as of March 31, 2008 Kimber had incurred $83,661 in the acquisition and exploration of the Setago Property and $114,852 in the acquisition and exploration of the Pericones Property.

Kimber was incorporated on March 31, 1995 by registration of its Memorandum and Articles under the Company

Act (British Columbia) (which was replaced by the Business Corporations Act (British Columbia) that came into force on March 29, 2004).  Kimber’s Articles were amended effective on April 23, 1998, May 19, 1999, May 21, 2002 and June 3, 2004 and December 21, 2007.

Kimber became a reporting issuer in the provinces of British Columbia and Alberta on June 5, 2002 and its Common Shares and its then outstanding warrants were listed on the TSX Venture Exchange and commenced trading on July 16, 2002. Kimber voluntarily delisted its shares from the TSX Venture Exchange at the end of trading on June 17, 2004 and its shares were listed and commenced trading on the TSX on June 18, 2004. Kimber is now also a reporting issuer in the Province of Ontario.  Kimber’s Common Shares began trading on the AMEX on December 22, 2005.

The head office and registered and records office of Kimber are located at Suite 215 - 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6. Telephone: (604) 669-2251.

Kimber has three (3) wholly owned subsidiaries, Minera Monterde, S. de R.L. de C.V. (“Minera Monterde”), Kimber Resources de Mexico, S.A. de C.V. (“Kimber Resources de Mexico”) and Minera Pericones, S.A. de C.V. (“Minera Pericones”), all of whom have offices at Camino al Campestre # 4302, Col. Quintas Campestre, CP 31214, Chihuahua, Chihuahua State, Mexico. Telephone: 52 6144 105 403.

Kimber Resources de Mexico and Minera Pericones, also have a corporate office at Avenida Lola Beltrán, No. 211 Interior Uno, Fracc. Tellerías. Mazatlán, Sinaloa, México. C.P. 82010.

RISK FACTORS

Kimber is subject to a number of significant risks due to the nature of its business and the present stage of its business development.  The following factors should be considered:

Industry Risks

Resource exploration and development is a high risk, speculative business.

Resource exploration and development is a speculative business, characterized by a high number of failures.  Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery or ore reserves will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited.

Mineral exploration is subject to numerous industry operating hazards and risks, many of which are beyond Kimber’s control and any one of which may have an adverse effect on its financial condition and operations.

The operations in which Kimber has a direct or indirect interest will be subject to all the hazards and risks normally incidental to resource companies, any of which could result in work stoppages and damage to persons or property or the environment and possible legal liability for any and all damage.  Fires, power outages, labour disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labour are some of the industry operating risks involved in the operation of mines and the conduct of exploration programs.  Other risks include injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.  The occurrence of any of these operating risks and hazards may have an adverse effect on Kimber’s financial condition and operations.

Metal prices have fluctuated widely in the past and are expected to continue to do so in the future which may adversely affect the amount of revenues derived from production of mineral reserves.

The commercial feasibility of Kimber’s properties and its ability to arrange funding to conduct its planned exploration projects is dependent on, among other things, the price of gold and silver.  Depending on the price to be received for any minerals produced, Kimber may determine that it is impractical to commence or continue commercial production.  A reduction in the price of gold or silver may prevent Kimber’s properties from being economically mined or result in the write-off of assets whose value is impaired as a result of low precious metals prices.

Future revenues, if any, are expected to be in large part derived from the future mining and sale of gold and silver or interests related thereto.  The prices of these commodities fluctuate and are affected by numerous factors beyond Kimber’s control including:

•

international economic and political conditions,

•

expectations of inflation or deflation,

•

international currency exchange rates,

•

interest rates,

•

global or regional consumptive patterns,

•

speculative activities,

•

levels of supply and demand,

•

increased production due to new mine developments,

•

decreased production due to mine closures,

•

improved mining and production methods,

•

availability and costs of metal substitutes,

•

metal stock levels maintained by producers and others, and,

•

inventory carrying costs.

The effect of these factors on the price of base and precious metals cannot be accurately predicted.  If the price of gold and silver decreases, the value of Kimber’s assets would be materially and adversely effected.

Kimber faces substantial competition within the mining industry from other mineral companies with much greater financial and technical resources and may not be able to effectively compete which would have an adverse effect on Kimber’s financial condition and operations.

The resource industry is intensively competitive in all of its phases, and Kimber competes with many companies possessing much greater financial and technical research resources.  Competition is particularly intense with respect to the acquisition of desirable undeveloped gold and silver properties.  The principal competitive factors in the acquisition of such undeveloped properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties.  Competition could adversely affect Kimber’s ability to acquire suitable prospects for exploration in the future.

The mining industry is facing increasing operating and capital costs which may adversely affect the viability of existing and proposed mining projects.

Increasing operating costs are a factor that must be built in to the economic model for any mining project.  Significant operating cost increases have been experienced by the industry in recent years, the effect of which has been to reduce profit margin for some mining projects.  As a result of the increase in the prices of the labour and materials, to some extent caused by the increase in commodity prices, including the prices of the metals being mined by the industry, the capital cost of mining projects has significantly increased in the past few years.  Such increases in both operating and capital costs need to be factored into economic assessments of existing and proposed mining projects and may increase the financing requirements for such projects or render such projects uneconomic.

Companies carrying on operations in countries other than their home country are subject to on-going currency risks.

Kimber carries on exploration in Mexico.  The cost of exploration and future capital and operating costs are affected by foreign exchange rates for the Canadian dollar, United States dollar and Mexican peso. Fluctuations in foreign exchange rates for the United States dollar and Mexican peso versus the Canadian dollar could lead to increased costs reported in Canadian dollars or foreign exchange losses in respect to United States dollar or Mexican peso working capital balances held by Kimber.

Company Risks

Kimber’s exploration efforts may be unsuccessful in locating viable mineral resources.

Resource exploration and, if warranted, development is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in quantity and quality to return a profit from production.

There is no certainty that the expenditures to be made by Kimber on the exploration of its properties will result in discoveries of mineralized material in commercial quantities.

Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery or ore reserves will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited.

Kimber’s metallurgical recovery tests for silver vary significantly across the Carmen deposit, ranging from a low of  8.6% to a high of  97.3% , and there is no guarantee that the overall silver metallurgical recoveries will be adequate for the Carmen deposit to be commercially mineable (or viable).

If Kimber is unable to develop acceptable overall silver recovery levels, the Carmen deposit may not be a viable project and Kimber will have to continue to explore for a viable deposit or cease operations.

Assays results from core drilling or reverse circulation drilling can be subject to errors at the laboratory analyzing the drill samples. In addition, under certain conditions the reverse circulation or core drilling may lead to samples which may not be representative of the gold and silver ore in the entire deposit.

Furthermore, resource estimates are based on interpretation of available facts and extrapolation or interpolation of data and may not be representative of the actual deposit.  All of these factors may lead to a resource estimate which is overstated.

If Kimber resource estimates are not indicative of the actual gold and silver that can be mined, the mineable gold and silver that can be recovered from the Carmen deposit may be less that the resource estimate and the Carmen deposit may not be a viable project. Kimber will have to continue to explore for a viable deposit or cease operations, if this is the case.

Kimber has a limited history as an exploration company and does not have any experience in putting a mining project into production.

Kimber has only been actively engaged in exploration since 1999.  Kimber does not hold any mineral reserves and does not generate any revenues from production.  Kimber’s success will depend largely upon its ability to locate and develop commercially productive mineral reserves, which may never happen.  Further Kimber does not have any experience in taking a mining project to production.  As a result of these factors, it is difficult to evaluate Kimber’s prospects, and its future success is more uncertain than if it had a longer or more proven history.

Kimber expects to continue to incur losses and may never achieve profitability, which in turn may harm the future operating performance and may cause the market price of Kimber’s Common Shares to decline.

Kimber has incurred net losses every year since inception on March 31, 1995 and as of March 31, 2008 had an accumulated deficit of $12,699,479.  Kimber incurred a net loss of $3,813,938 for the year ended June 30, 2007 and $2,363,420 for the year ended June 30, 2006 (2005: $1,825,982; 2004: $1,513,811; 2003: $513,627), all in accordance with Canadian GAAP.  If Kimber does not achieve a necessary level of profitability it will have to raise additional financing or shut down its operations.

Kimber’s title to its mineral properties and its validity may be disputed in the future by others claiming title to all or part of such properties.

Kimber owns the mining concessions, which constitute its property holdings.  Under the Mexican law, the concessions may be subject to prior unregistered agreements or transfers, which may affect the validity of Kimber’s ownership of such concessions.

A claim by a third party asserting prior unregistered agreements or transfer on any of Kimber’s mineral properties, especially where commercially productive mineral reserves have been located, could adversely result in Kimber losing commercially productive mineral reserves.  Even if a claim is unsuccessful, it may potentially affect Kimber’s current operations due to the high costs of defending against such claims and its impact on senior management's time.  If Kimber loses a commercially productive mineral reserve, such a loss could lower Kimber’s revenues or cause it to cease operations if this reserve represented all of Kimber’s operations at the time of the loss.

Kimber’s properties are located in Mexico and are subject to changes in political conditions and regulations in that country.  If Kimber is not able to comply with all Mexican laws and regulations, this could negatively impact current or planned exploration and development activities.  In addition, as a developing country Kimber may experience difficulties in obtaining financing, finding and hiring qualified people or obtaining all necessary services for Kimber’s operations in Mexico.

Kimber’s principal project is located in Mexico.  Mexico has in the past been subject to political instability, changes and uncertainties, which, if they were to arise again, could cause changes to existing governmental regulations affecting mineral exploration and mining activities. Kimber’s operations and properties are subject to a variety of governmental regulations including, among others:  regulations promulgated by SEMARNAT, Mexico’s environmental protection agency; the Mexican Mining Law; and the regulations of the Comisión National del Aqua with respect to water rights.  Mexican regulators have broad authority to shut down and/or levy fines against facilities that do not comply with regulations or standards.  Kimber’s mineral exploration and mining activities in Mexico may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that increase the costs related to Kimber’s activities or maintaining its properties.

It may be difficult for Kimber to obtain necessary financing for its planned exploration or development activities because of their location in Mexico.  Also, it may be difficult to find and hire qualified people in the mining industry who are situated in Mexico or to obtain all of the necessary services or expertise in Mexico or to conduct operations on its projects at reasonable rates.  If qualified people and services or expertise cannot be obtained in Mexico, Kimber may need to seek and obtain those services from people located outside of Mexico which will require work permits and compliance with applicable laws and could result in delays and higher costs to Kimber to conduct its operations in Mexico.

Kimber originally contemplated an open pit mining operation on the Carmen deposit, however it is currently contemplating the possibility of a combined open pit and underground mining operation, the effect of which, if it were to proceed to production, would expose Kimber to increased costs, potential time delays and risks to underground workers.

The change in concept from an open pit to a combined open pit and underground mining operation would, if it proceeds on this basis expose Kimber to the inherent risks of underground mining including increased costs, time delays in developing underground operations and safety issues.  The development of any mine plan and feasibility study must take these factors into consideration and may negatively impact the viability of the project.  If the Carmen deposit is not a viable project as a combined open pit/underground mine Kimber would have to continue to explore for a  viable deposit or cease operations.

Kimber has not completed an environmental impact statement, nor has it received the necessary permits for water or explosives to conduct mining operations.

Kimber’s current principal property is located in Mexico.

The department responsible for environmental protection in Mexico is SEMARNAT and has broad authority to shut down and/or levy fines against facilities that do not comply with environmental regulations or standards.

Regulations require that an environmental impact statement, known in Mexico as a Manifiesto de Impacto Ambiental or “MIA”, be prepared by a third-party contractor for submittal to SEMARNAT. An MIA is required prior to mine construction.  Studies required to support the MIA include a detailed analysis of the following areas:  soil, water, vegetation, wildlife, cultural resources and socio-economic impacts.  The regulatory process in Mexico does not have a public review component but proof of local community support for a project is required to gain final

MIA approval.  A risk analysis must also be prepared in conjunction with the MIA for approval by SEMARNAT. To date this risk analysis has not been prepared

A number of other approvals, licenses and permits are required for various aspects of a mine development.  The most significant permits for the development of the Monterde Property, other than MIA approval, are water rights concessions, or permits to extract water, issued by the National Water Commission, and a permit for consumption, use and storage of explosives, or blasting permit, issued by the Mexican National Defence Secretariat.

Failure to obtain the necessary permits would adversely affect progress of Kimber’s operations and would delay the beginning of commercial operations.

The Monterde Property is located in the Sierra Madre mountains of Mexico which have been subject to episodes of unusually high rainfall in the past two (2) years resulting in washouts and erosion of soil.  Continuing increased rainfall may result in increased costs and delays in operations.

Seasonal rains are a factor that must be considered when carrying on operations in areas such as the Sierra Madre where excessive rain fall may hamper operations.  Some other companies carrying on operations in areas of heavy seasonal rains have been severely impacted by the rainfall and on occasion have been required to cease operations.  If Kimber’s operations are severely impacted by the weather, then it may be required to carry out remedial work and/or cease operations until the seasonal rains come to an end.

Kimber depends on key personnel for critical management decisions and industry contacts but does not maintain key person insurance.

Kimber is dependent on a relatively small number of key personnel, the loss of any of whom could have an adverse effect on the operations of Kimber.

Kimber’s success is dependent to a great degree on its ability to attract and retain highly qualified management personnel.  The loss of such key personnel, through incapacity or otherwise, would require Kimber to seek and retain other qualified personnel and could compromise the pace and success of its exploration activities.  Kimber does not maintain key person insurance in the event of a loss of any such key personnel.

Kimber does not have a full staff of technical people and relies upon outside consultants to provide critical services.

Kimber has a relatively small staff and depends upon its ability to hire consultants with the appropriate background and expertise as they are required to carry out specific tasks.  Kimber’s inability to hire the appropriate consultants at the appropriate time could adversely impact Kimber’s ability to advance its exploration activities.

Kimber will need to raise additional capital though the sale of its securities, resulting in dilution to the existing shareholders, and if such funding is not available, Kimber’s operations would be adversely effected.

Kimber does not generate any revenues from production and does not have sufficient financial resources to undertake by itself all of its planned exploration programs.  Kimber has limited financial resources and has financed its operations primarily through the sale of Kimber’s securities such as Common Shares.  Kimber will need to continue its reliance on the sale of its securities for future financing, resulting in dilution to existing shareholders.  Kimber anticipates that it will have to obtain additional financing before the end of 2008.

Further exploration programs will depend on Kimber’s ability to obtain additional financing which may not be available under favourable terms, if at all.  If adequate financing is not available, Kimber may not be able to commence or continue with its exploration programs.

Future sales of Kimber’s Common Shares into the public market may lower the market price, which may result in losses to Kimber’s shareholders.

As of May 30, 2008 Kimber had 57,873,620 Common Shares issued and outstanding.  In addition, as of May 30, 2008 3,145,000 Common Shares were issuable upon exercise of outstanding stock options, all of which may be exercised in the future resulting in dilution to Kimber’s shareholders.  Of these amounts, officers and directors of Kimber own, as a group, 5,574,465 Common Shares (9.6%) and stock options to acquire an additional 2,090,000 Common Shares. Kimber may issue stock options to purchase an additional 1,842,362 Common Shares remaining under its existing stock option plan.  Most of these Common Shares, including the Common Shares to be issued upon exercise of the outstanding options, are freely tradable.

In addition as of May 30, 2008 there were 4,000,000 outstanding warrants to purchase Common Shares of Kimber at an exercise price of $1.25 per share. Some of the Common Shares to be issued upon exercise of the outstanding warrants will be freely tradable after July 11, 2008.

Sales of substantial amounts of Kimber’s Common Shares into the public market, by Kimber’s officers or directors or pursuant to the exercise of options or warrants, or even the perception by the market that such sales may occur, may lower the market price of its Common Shares.

Kimber has no history of paying dividends, does not expect to pay dividends in the immediate future and may never pay dividends.

Since incorporation, Kimber has not paid any cash or other dividends on its Common Shares and does not expect to pay such dividends in the foreseeable future, as all available funds will be invested primarily to finance its mineral exploration programs.

Kimber’s business involves uninsurable risks and Kimber does not have insurance for these risks.

In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur.  It is not always possible to fully insure against such risks. Kimber does not currently have insurance against all such risks and may decide not to take out insurance against all such risks as a result of high premiums or other reasons.  Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of Kimber.

Kimber’s activities are subject to environmental liability, which would have an adverse effect on its financial condition and operations.

Kimber is not aware of any claims for damages related to any impact that its operations have had on the environment but it may become subject to such claims in the future.  An environmental claim could adversely affect Kimber’s business due to the high costs of defending against such claims and its impact on senior management's time.

Also, environmental regulations may change in the future which could adversely affect Kimber’s operations including the potential to curtail or cease exploration programs or to preclude entirely the economic development of a mineral property.  The extent of any future changes to environmental regulations cannot be predicted or quantified, but it should be assumed that such regulations would become more stringent in the future.  Generally, new regulations will result in increased compliance costs, including costs for obtaining permits, delays or fines resulting from loss of permits or failure to comply with the new regulations.

Risks For U.S. Holders

Kimber could be deemed a Passive Foreign Investment Company, which could have negative consequences for U.S. investors.

Potential investors who are U.S. taxpayers should be aware that Kimber may be a passive foreign investment company (“PFIC”) for the current fiscal year, and may also have been a PFIC in prior years and may also be a PFIC in subsequent years.  If Kimber is a PFIC for any year during a U.S. taxpayer’s holding period, then such U.S. taxpayer generally will be required to treat any so-called “excess distribution” received on its Common Shares, or any gain realized upon a disposition of Common Shares, as ordinary income and to pay an interest charge on a portion of such distribution or gain, unless the taxpayer makes a valid qualified electing fund (“QEF”) election or a mark-to-market election with respect to the shares of Kimber.  In certain circumstances, the sum of the tax and the interest charge may exceed the amount of the excess distribution received, or the amount of proceeds of disposition realized, by the taxpayer.  A U.S. taxpayer who makes a QEF election generally must report on a current basis its share of Kimber’s net capital gain and ordinary earnings for any year in which Kimber is a PFIC, whether or not Kimber distributes any amounts to its shareholders. A QEF election will only be effective if Kimber provides certain information to the U.S. holders. There can be no assurances Kimber can, or will comply with these requirements.  A U.S. taxpayer who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s tax basis therein.

If Kimber is (or has been) a PFIC and at any time has a non-US corporate subsidiary that is a PFIC, U.S. Holders generally would be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in any such lower-tier PFIC.  A mark-to-market election under the PFIC rules with respect to Kimber would not apply to a lower-tier PFIC, and a U.S. Holder would not be able to make such an election with respect to its indirect ownership interest in any lower-tier PFIC.  See Item 10 E – Additional Information – Taxation in Kimber’s Annual Report on Form 20-F.

USE OF PROCEEDS

Unless Kimber specifies otherwise in any prospectus supplement, Kimber intends to use the net proceeds from the sale of the securities offered by this prospectus for continued exploration of Kimber’s Monterde Property, the Pericones Property and the Setago Property, advancement of the Carmen deposit and for general corporate purposes.  In particular Kimber is planning to use core drills to drill Carmen at depth, as well as the Arimo and Cerro la Mina targets at the Monterde Property.  Pending these uses Kimber intends to invest the net proceeds in short term bankers acceptances (BA’s) issued by one or more of the big six (6) national Canadian banks.

Kimber may use the net proceeds from the sale of the securities offered by this prospectus to acquire additional mineral properties, or companies holding mineral properties. Kimber does not have any current plans to acquire additional mineral properties, or companies holding mineral properties at the date of this prospectus.

CAPITALIZATION

As at March 31, 2008

Debt
No Debt

Shareholders Equity	42,589,350

Authorized
Common shares, no par value, unlimited number

Issued and outstanding
Common shares, 57,873,620 shares issued and outstanding	$52,868,520

Contributed surplus (additional paid-in capital)	2,420,309

Accumulated deficit	(12,699,479)

Total shareholder's equity	$42,589,350

Total capitalization	$42,589,350

The above capitalization amounts were prepared under Canadian generally accepted accounting principles.

ENFORCEABILITY OF CIVIL LIABILITIES

Kimber is a British Columbia company and its executive offices are located outside of the United States of America in Vancouver, British Columbia. All except three (3) of Kimber’s directors, all of its officers and some of the experts named herein reside outside the United States of America. In addition, all of its assets and, except for the three (3) of Kimber’s directors resident in the United States of America, the assets of Kimber’s directors, officers and experts are located outside of the United States of America. As a result, you may have difficulty serving legal process within the United States of America upon Kimber or any of these persons. You may also have difficulty enforcing, both in and outside the United States of America, judgments you may obtain in United States of America courts against Kimber or these persons in any action, including actions based upon the civil liability provisions of United States of America federal or state securities laws. Furthermore, you should not assume that the courts of the Province of British Columbia would enter judgments in original actions brought in those courts predicated on United States of America federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

Kimber has summarized below the material features of its capital stock. This summary is not a complete discussion of Kimber’s organizational documents and other instruments that create the rights of Kimber’s shareholders. Kimber urges you to carefully read those documents and instruments. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents and instruments.

Kimber’s authorized capital stock consists of an unlimited number of Common Shares without par value, of which 57,873,620 Common Shares are issued and outstanding as of June 2, 2008.

Common Stock

As of June 2, 2008, 57,873,620 Common Shares were outstanding out of shares authorized to be issued. As of June 2, 2008, 7,145,000 Common Shares were reserved for issuance upon the exercise of various outstanding options and warrants. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Holders of shares of common stock are entitled to receive dividends, if any, declared by Kimber’s board of directors out of funds legally available for dividends. Holders of Common Shares do not have conversion, redemption or preemptive rights to subscribe for any of Kimber’s securities. All outstanding Common Shares are fully paid and non-assessable.

Warrants

Pursuant to the private placement closed on March 11, 2008 Kimber issued to the subscribers warrants to Kimber purchase an aggregate of 4,000,000 Common Shares of Kimber at an exercise price of $1.25 per share.  As of June 2, 2008 , all of the 4,000,000 warrants are outstanding. The warrants will expire on March 11, 2010 and are not transferable, callable or redeemable.

Stock Options

Pursuant to the Kimber Resources Inc. 2002 Stock Option Plan and the Kimber Resources Inc. 2007 Stock Option Plan, there are outstanding options to purchase a total of 3,145,000 Common Shares of Kimber as of June 2, 2008. Subject to one exception the options generally vest at a rate of 1/3 on the date of grant, 1/3 nine months after the date of grant and the final 1/3 eighteen months after the date of grant. As of the date hereof, options to purchase 2,061,683 Common Shares have vested. The options entitle the holders to purchase shares of common stock at exercise prices ranging from $0.73 per share to $2.67 per share and generally expire five years from the date of grant.

MATERIAL CHANGES

Management Changes

On October 31, 2007 Robert V. Longe retired as President of Kimber and Gordon Cummings, formerly Chief Financial Officer assumed the position of President and Chief Executive officer.  Dr. Lyn Davies was appointed Kimber’s Chief Financial Officer to replace Mr. Cummings.  Mr. Longe resigned as a director of Kimber on November 18, 2007 and Mr. Cummings was appointed a director on that date.  Also on November 18, 2007 Petrus (Marius) H. Maré was appointed Vice President, Exploration of Kimber.

On January 31, 2008 J. Byron Richards resigned as Vice President, Engineering of Kimber and Michael E. Hoole resigned as Vice President and Secretary of Kimber on February 28, 2008.  Both Mr. Richards and Mr. Hoole continue to provide their knowledge, experience and expertise to Kimber on a consulting basis.

Financing

Private Placement No.9 (non-brokered)

On March 11, 2008, the Kimber closed a non-brokered private placement of 8,000,000 units to raise gross proceeds of $6,000,000.  All of the units were issued at a price of $0.75 per unit and each unit consisted of one common share and one-half of a non-transferable warrant, with one whole warrant entitling the holder to purchase one additional common share at $1.25 until March 11, 2010.

Property Developments

Carmen Deposit

No drilling was carried out on the Carmen deposit on the Monterde Property during the nine months ended March 31, 2008. However, during April 2008 two diamond drill rigs, one capable of drilling in excess of 800 metres were moved to the site and commenced drilling. The Carmen deposit will be drilled at depth with an initial diamond drill program of approximately 7,000 metres designed to drill test the Carmen structure at depths of 100 metres or more below any previous intersection.  An additional 5,000 metres of drilling on the Carmen deposit may also be carried out contingent on results from the initial drill program.

During the period from May 2007 to the date of this prospectus a principal focus on the Carmen deposit has been to compile all geologic data (from drill holes, mapping and sampling) so that greater detail can be applied to resource estimates (for both open pit and underground mining) and to the distribution of high and low recovery zones for silver within the deposit. This definitive geologic compilation and the accompanying interpretation are pre-requisites for the next resource estimates and for all economic studies to follow.

Completion of the geologic compilation with the characterization and agitation tests is targeted to outline the different silver-recovery zones within the deposit.

Exploration Drilling at Carotare & Veta Minitas

In January 2007, drilling ended on the Veta Minitas structure and on extensions to the Carotare deposit. However both Veta Minitas and Carotare are being reviewed to evaluate the opportunity for further drilling in 2008.

Exploration on the Monterde Property

A diamond drilling program was initiated on the new Arimo target on the Monterde Property during March, 2008. The area lies approximately three kilometres southwest of the Carmen deposit. The drilling program is designed to test a silicified breccia zone occurring at the contact between the rhyolite tuffs and andesite breccia. In addition, during April 2008 a diamond drill program was commenced on the Cerro la Mina target, also on the Monterde Property and located one kilometre northwest of Arimo. The target is also a silicified breccia at the contact between rhyolite and andesite.  The initial drill program on both of these new targets totalled approximately 2,600 metres. There is an ongoing search for further drill targets on the Monterde Property.

Other Properties

The Company holds two other properties, the Setago and Pericones.  The Company holds mineral concessions for the Setago Property totaling approximately 10,000 hectares.  The Setago Property is also in the Sierre Madre, 24 km to the west of the Monterde Property.

The Company also holds mineral concessions totalling 11,890 hectares at the Pericones Property in Estado de Mexico.  Mapping and sampling is under way at the Pericones Property and is expected to be ongoing until late May 2008 when a decision regarding a future drill program will be considered.

Both the Setago Property and the Pericones Property were acquired by staking and are 100% owned.

PLAN OF DISTRIBUTION

Kimber may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, Kimber may sell some or all of its Common Shares included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, Kimber may enter into option or other types of transactions that require Kimber to deliver Common Shares to a broker-dealer, who will then resell or transfer the Common Shares under this prospectus. Kimber may enter into hedging transactions with respect to its securities. For example, Kimber may:

•	enter into transactions involving short sales of the Common Shares by broker-dealers;

•	sell Common Shares short themselves and deliver the shares to close out short positions; or

•	enter into option or other types of transactions that require Kimber to deliver Common Shares to a broker-dealer, who will then resell or transfer the Common Shares under this prospectus.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

Kimber may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by Kimber or borrowed from Kimber or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from Kimber in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, Kimber may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in Kimber’s securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on Kimber’s behalf that participates with it in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, Kimber is not a party to any agreement, arrangement or understanding between any broker or dealer with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from Kimber and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the AMEX, the existing trading market for Kimber’s Common Shares, or sales made to or through a market maker other than on an exchange.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Kimber. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Kimber and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Kimber to indemnification by Kimber against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for Kimber in the ordinary course of business.

Underwriters, dealers, agents and remarketing firms may be entitled, under agreements with Kimber, to indemnification by Kimber against certain civil liabilities, including liabilities under the Securities Act of 1933 relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, Kimber and Kimber’s affiliates in the ordinary course of business.

Kimber will bear costs relating to all of the securities being registered under this Registration Statement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

LEGAL MATTERS

The legality of the shares of Kimber being offered hereby is being passed upon for Kimber by Stikeman Elliott LLP, Vancouver, British Columbia counsel for Kimber. Holland and Hart LLP, Denver, Colorado, is acting as counsel to Kimber in connection with United States securities laws.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on form 20-F for the year ended June 30, 2007 have been so incorporated in reliance on the report of D&H Group LLP, Chartered Accountants, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Kimber has filed a registration statement on Form F-3 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.      Kimber also files annual and others reports and other information with the SEC. You may read and copy any report or document Kimber files, and the registration statement, including the exhibits, may be inspected at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Kimber’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Quotations for the prices of Kimber’s Common Shares are obtainable on AMEX. Reports and other information about Kimber can be inspected at the offices of the Financial Industry Regulatory Authority, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

As a “foreign private issuer,” Kimber will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders, but, will be required to furnish those proxy statements to shareholders under AMEX rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” Kimber will be exempt from the rules under the Exchange Act relating to short swing profit reporting and liability of its insiders.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Kimber is incorporating by reference the documents listed below that have filed with the SEC, which means Kimber can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Kimber incorporates by reference:

•	Kimber’s Annual Report on Form 20-F for the fiscal year ended June 30, 2007;

•	Kimber’s report on Form 6-K filed on August 15, 2007, which contains the announcement of the engagement of Blackmont Capital Corp. to investigate various strategic and financial alternatives;

•	Kimber’s report on Form 6-K filed on September 26, 2007, which contains the announcement of the appointment of Gordon Cummings as the President and Chief Executive Officer of Kimber;

•	Kimber’s report on Form 6-K filed on November 8, 2007, which contains the announcement of the appointment of Peter Nixon as the Chairman of the Board of Directors of Kimber;

•	Kimber’s report on Form 6-K filed on November 14, 2007, which contains the announcement of the appointment of Lyn Davies as the Chief Financial Officer of Kimber;

•	Kimber’s report on Form 6-K filed on November 15, 2007, which contains the unaudited financial statements and MD&A as of and for the three months ended September 30, 2007.

•

Kimber’s report on Form 6-K filed on November 26, 2007, which contains the announcement of the appointment of Gordon Cummings to the Board of Directors and the appointment of Petrus (Marius) Maré as the Vice President, Exploration of Kimber;

•

Kimber’s report on Form 6-K filed on February 12, 2008, which contains the announcement of the appointment of Frederick Graybeal and Donald Young to the Board of Directors of Kimber and the resignation of J. Byron Richards as Vice President, Engineering;

•

Kimber’s report on Form 6-K filed on February 12, 2008, which contains the announcement of the intended private placement financing to raise up to $6,000,000 and plans to drill test the depth potential of the Monterde Property ;

•	Kimber’s report on Form 6-K filed on February 15, 2008, which contains the unaudited financial statements and MD&A as of and for the three and six months ended December 31, 2007

•	Kimber’s report on Form 6-K filed on February 15, 2008, which contains the announcement of the increase in concessions held by Kimber on its Pericones and Setago properties;

•

Kimber’s report on Form 6-K filed on March 12, 2008, which contains the announcement of the completion of the private placement financing in the amount of $6,000,000, Kimber’s exploration plans and the resignation of Michael Hoole as Vice President and Secretary;

•	Kimber’s report on Form 6-K filed on April 2, 2008, which contains the announcement of Kimber’s re-commencement of exploration drilling at its Monterde Property; and

•	Kimber’s report on Form 6-K filed on May 14, 2008, which contains the unaudited financial statements as of and for the three and nine months ended March 31, 2008.

Kimber is also incorporating by reference all subsequent annual reports on Form 20-F that it files with the SEC and certain reports on Form 6-K that Kimber furnishes to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until Kimber files a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

Information that Kimber files later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.

You may request a copy of these filings without charge by writing or telephoning Kimber’s Chief Financial Officer at the following address or phone number:

Kimber Resources Inc.
215 – 800 West Pender Street

Vancouver, BC
Tel.: (604) 669-2251

PART II

Information Not Required in Prospectus

Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred by Kimber in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	US$	786
Printing expenses		5,000
Legal fees and expenses		18,000
AMEX listing fees		45,000
FINRA filing fee		0
Accounting fees and expenses		5,000
Transfer agent fees		1,000
Miscellaneous expenses		5,000

Total	US$	79,786

Item 8: Indemnification of Directors and Officers.

Kimber’s Articles provide that Kimber must indemnify a director, former director or alternate director of Kimber  and his or her heirs and legal personal representatives against all judgement, penalty or fine awarded or imposed to which such person is or may be liable, by reason of the eligible party being or having been a director or alternate director of Kimber.  Kimber may indemnify any person under its Articles. Under its Articles, Kimber may, and does maintain a policy of insurance for the benefit of directors, officers and employees against liability incurred by him or her acting in their capacity as a director, officer or employee.

Division 5 of the Business Corporations Act (British Columbia), provides for indemnification of Directors and Officers and payment of expenses.  Following is the text of Division 5 of the Business Corporations Act:

 “Division 5 — Indemnification of Directors and Officers and Payment of Expenses

Definitions

159  In this Division:

"associated corporation" means a corporation or entity referred to in paragraph (b) or (c) of the definition of "eligible party";

"eligible party", in relation to a company, means an individual who

(a) is or was a director or officer of the company,

(b) is or was a director or officer of another corporation

(i)  at a time when the corporation is or was an affiliate of the company, or

(ii)  at the request of the company, or

(c) at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of "eligible proceeding" and except in sections 163 (1) (c) and (d) and 165, the heirs and personal or other legal representatives of that individual;

"eligible penalty" means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

"eligible proceeding" means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation

(a) is or may be joined as a party, or

(b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

"expenses" includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding;

"proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Indemnification and payment permitted

160  Subject to section 163, a company may do one or both of the following:

(a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Mandatory payment of expenses

161  Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a) has not been reimbursed for those expenses, and

(b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Authority to advance expenses

162  (1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2) A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

Indemnification prohibited

163  (1) A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

(2) If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a) indemnify the eligible party under section 160 (a) in respect of the proceeding;

(b) pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

Court ordered indemnification

164  Despite any other provision of this Division and whether or not payment of expenses or indemnification has been sought, authorized or declined under this Division, on the application of a company or an eligible party, the court may do one or more of the following:

(a) order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d) order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e) make any other order the court considers appropriate.

Insurance

165  A company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.”

Item 9: Exhibits

     a.     Exhibits

Exhibit
No.	Exhibit Description	Where Filed

1.1	Form of Underwriting Agreement

To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a report on Form 6-K in connection with the offering of securities

3.1	Articles	Attached
4.1	Specimen Common Stock Certificate	Attached
5.1	Opinion of Stikeman Elliott LLP as to validity of the Common Shares	Attached
21.1	Subsidiaries of the Registrant	Listed in Kimber’s Annual Report Filed on Form 20-F
23.1	Consent of D&H Group LLP, Chartered Accountants	Attached
23.2	Consent of Strikeman, Elliot LLP	Included in its opinion filed as Exhibit 5.1
24.1	Power of Attorney	Included on signature page of registration statement

b.	Financial Statement Schedules
None.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,
	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to
Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

Paragraphs 1(i), 1(ii) and 1(iii) above, do not apply if the information required to be included in a post-effective amendment is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement,

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on June 2, 2008.

KIMBER RESOURCES INC.
By:	/s/ “Gordon Cummings”
Gordon Cummings,
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each Gordon Cummings and Lyn Davies his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ “Gordon Cummings” Gordon Cummings	President, Chief Executive Officer and Director (Principal executive officer)	June 2, 2008
/s/ “Lyn B. Davies” Lyn B. Davies	Chief Financial Officer (Principal financial and accounting officer)	June 2, 2008
/s/ “Peter Nixon” Peter Nixon	Chairman and Director	June 2, 2008
/s/ “Leanne M. Baker ” Leanne M. Baker	Director	June 2, 2008
/s/ “R. Dennis Bergen” R. Dennis Bergen	Director	June 2, 2008
/s/ “Frederick T. Graybeal” Frederick T. Graybeal	Director	June 2, 2008

/s/ “James J. Puplava” James J. Puplava	Director	June 2, 2008
/s/ “Stephen P. Quin” Stephen P. Quin	Director	June 2, 2008
/s/ “Donald W. Young” Donald W. Young	Director	June 2, 2008

Authorized Representative in the United States: James J. Puplava /s/ “James J. Puplava” James J. Puplava	June 2, 2008